EXHIBIT 10.19

[ZELTIQ LOGO]

April 29, 2010

Mr. Gordie Nye

Dear Gordie:

Zeltiq Aesthetics, Inc. (the “Company”) is pleased to have you continue to serve as an employee of the Company in the position of President and Chief Executive Officer, reporting directly to the Company’s Board of Directors (the “Board”), and as a member of the Board. This letter (this “Agreement”) sets forth the terms of your continued employment and amends and restates that certain offer letter agreement between you and the Company dated as of September 8, 2009 (the “Prior Agreement”) in its entirety. The terms of your continued employment are the following:

1. Start Date: Your position as a full-time employee of the Company commenced on September 14, 2009.

2. Salary: The Company will continue to pay you an annual salary of $325,000.00 to be paid monthly in accordance with the Company’s standard payroll policies (subject to normal required withholding), and the Compensation Committee of the Board will continue to review your salary level annually.

3. Targeted Bonus: You will continue to be eligible to receive a discretionary annual bonus targeted for 30% of your annual salary upon meeting the goals set by you and the Board during the first 60 days of your employment. Any bonus payable hereunder shall be paid prior to March 15 of the calendar year following the calendar year to which such bonus relates.

4. Existing Equity Grants: You have previously been granted options to purchase Company common stock that have been grouped into three vesting tranches. As of the date of this Agreement, you have been granted the following equity awards:

(a) Options (“Initial Time-Based Options”) to purchase an aggregate of 2,705,823 shares of Company common stock, which represents 5% of the fully-diluted capitalization of the Company as of the date of this Agreement, which vest based upon your continued service to the Company with 25% of the shares subject to the Initial Time-Based Options vesting on the first anniversary of the commencement of your employment with the Company and l/48th of the total number of shares subject to the Initial Time-Based Options vesting each month thereafter such that the Initial Time-Based Options will be fully vested on the fourth anniversary of the commencement of your employment with the Company.

(b) Options (“Initial Revenue Options”) to purchase an aggregate of 408,873 shares of Company common stock, which represents 0.75% of the fully-diluted capitalization of the Company as of the date of this Agreement, that will fully vest in the event the LTM revenue of the Company as of any date is $25 million or greater provided that you continue to provide services to the Company through such date.

(c) Options (“Initial Company Sale Options”) to purchase an aggregate of 408,873 shares of Company common stock, which represents 0.75% of the fully-diluted capitalization of the Company as of the date of this Agreement, that will fully vest upon the closing of a Change in Control (as defined below) pursuant to which the common stockholders of the Company receive net proceeds of no less than $5.00 per share provided that you continue to provide services to the Company through the closing of such Change in Control.

For the purposes of this Section 4, “fully diluted capitalization” includes all outstanding shares of capital stock plus all shares subject to issuance under outstanding options or warrants.

In the event that you choose to early exercise any options previously granted to you, the Company will have a right to repurchase any unvested shares at the lesser of cost or fair market value at the time of repurchase in the event of termination of your employment relationship with the Company. Each option and any shares purchased upon exercise of such option will be subject to the terms of the Company’s current stock option plan or equity incentive plan and an option agreement to be entered into between you and the Company

5. Additional Equity Grants: Following the completion of each closing of the next preferred stock financing of the Company that results in net proceeds to the Company of up to $25 million, you will be granted additional equity awards as follows:

(a) Options (“New Time-Based Options” and together with the Initial Time-Based Options, “Time-Based Options”) to purchase that number of shares of Company common stock necessary so that, as of immediately following the applicable closing, the aggregate number of shares subject to your Time-Based Options represents 5% of the fully-diluted capitalization of the Company. Your New Time-Based Options will have a per share exercise price equal to the fair market value of Company common stock on the date of grant, as determined by the Board, and shall vest based upon your continued service to the Company with 25% of the shares subject to the New Time-Based Options vesting on the first anniversary of the commencement of your employment with the Company and 1/48th of the total number of shares subject to the New Time-Based Options vesting each month thereafter such that the New Time-Based Options will be fully vested on the fourth anniversary of the commencement of your employment with the Company.

(b) Options (“New Revenue Options” and, together with the Initial Revenue Options, “Revenue Options”) to purchase that number of shares of Company common stock necessary so that, as of immediately following the applicable closing, the aggregate number of shares subject to your Revenue Options represents 0.50% of the fully-diluted capitalization of the Company. Your New Revenue Options will have a per share exercise price equal to the fair market value of Company common stock on the date of grant, as determined by the Board, and shall fully vest in the event the LTM revenue of the Company as of any date is $25 million or greater provided that you continue to provide services to the Company through such date.

(c) Options (“New Company Sale Options” and, together with the Initial Company Sale Options, “Company Sale Options”) to purchase that number of shares of Company common stock necessary so that, as of immediately following the applicable closing, the aggregate number of shares subject to your Company Sale Options represents 1% of the fully-diluted capitalization of the Company. Your New Company Sale Options will have a per share exercise price equal to the fair market value of Company common stock on the date of grant, as determined by the Board, and shall fully vest upon a sale of the Company for a share price of $5.00 or more provided that you continue to provide services to the Company through such date.

For the purposes of this Section 5, “fully diluted capitalization” includes all outstanding shares of capital stock plus all shares subject to issuance under outstanding options or warrants plus all shares of capital stock reserved for future issuance under the Company’s stock option plan that are not subject to outstanding options or other equity awards. For the avoidance of doubt, the dilution protection provided by this Section 5 shall only be in effect for the first $25 million of net proceeds to the Company from the next preferred stock financing of the Company. In the event the next preferred stock financing of the Company results in net proceeds to the Company of more than $25 million, fully diluted capitalization shall be calculated based upon stock issued and stock option plan reserve increases in connection with the first $25 million of net proceeds paid to the Company.

In the event that you choose to early exercise any options granted to you under this Section 5, the Company will have a right to repurchase any unvested shares at the lesser of cost or fair market value at the time of repurchase in the event of termination of your employment relationship with the Company. Each option and any shares purchased upon exercise of such option will be subject to the terms of the Company’s current stock option plan or equity incentive plan and an option agreement to be entered into between you and the Company,

6. Severance: In the event that your employment with the Company is terminated without Cause as defined in this Agreement, you will be entitled to receive nine months of base salary and COBRA (medical and dental insurance coverage), in each case, payable in substantially equal installments in accordance with the Company’s payroll practices, as severance, in exchange for you signing and not revoking a severance agreement and general release against the Company and its affiliates within 60 days following your termination of employment (“Severance Agreement”). After 3 years of employment, this severance will increase to 12 months of base salary and COBRA. For purposes of this Agreement, Cause is defined as: (i) willful failure by the Employee to substantially perform his duties hereunder, other than a failure resulting from the Employee’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by the Employee of a material provision of this Agreement, (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company, or (v) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company. No severance benefits would be paid or provided to the Employee under this Agreement on account of a termination for Cause.

7. Change in Control: During your employment with the Company, if a Change in Control of the Company occurs, and if you resign for Good Reason or are terminated without Cause within one year following such Change in Control, then you will receive immediate vesting of any outstanding stock options or other equity awards.

“Good Reason” shall mean solely and specifically: (i) any material reduction in your base salary or any guaranteed bonus, (ii) a material diminution of your job duties or responsibilities, or (iii) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence.

For purposes of this Agreement, “Change in Control” means (a) a sale of all or substantially all of the Company’s assets, or (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

8. Notice and Opportunity to Cure: Notwithstanding the foregoing, in order to terminate your employment for Good Reason (i) you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason, (ii) give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) and (iii) terminate your employment within thirty (30) days following the expiration of such cure period.

9. Living and Relocation Expenses: The Board understands that you will be commuting to corporate headquarters in Pleasanton, CA from your home in Pacific Palisades, CA. The Company shall provide up to $2,500 per month for the lease of a corporate townhouse/apartment or equivalent housing. The Company will pay you an additional amount (gross-up payment) on the living expense amount up to $2,500 per month, such that after payment by you of taxes due on such amount, the net payment shall be equal to the up to $2,500 allotted. In addition, the Company previously reimbursed you for the costs associated with the move of household goods to your corporate housing location in Pleasanton.

10. Benefits: You shall be entitled to the Company’s basic employment benefits available to all Company Employees. Specifically, the Zeltiq Human Resources Department will work with you to ensure adequate healthcare insurance coverage for you and your family.

11. At-Will Employment: Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company. Your participation in any stock purchase or benefit program is not to be regarded as assuring you continuing employment for any particular period of time.

12. Outside Activities: While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation. The Company understands that you currently serve and will continue to serve on the board of directors of three private medical device companies. You shall not serve on any additional board of directors without seeking approval from the Board.

13. Agreements: You previously signed the Company’s standard Employee Agreement. You agree to abide by such Employee Agreement and by the Company’s policy that prohibits any new employee from bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer. You will agree to follow the Company’s policy that employees must not disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly.

14. Section 409A: Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that constitutes “nonqualified deferred compensation” (“Deferred Compensation”) within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and which is designated under this Agreement as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A of the Code (a “Separation from Service”) and, except as otherwise provided under this paragraph, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Agreement. Notwithstanding any provision herein to the contrary, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of(i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to you (or your estate or beneficiaries), and any remaining payments due to you under this Agreement shall be paid as otherwise provided herein. To the extent that any reimbursements under this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Your right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).

15. Entire Agreement: This Agreement, together with your Employee Agreement, constitutes the entire agreement between the parties with respect to your employment with the Company, superseding all other agreements or understanding, including, without limitation, the Prior Agreement.

Again, Gordie let me indicate how pleased we all are to extend this Agreement, and how much I look forward to continue working with you to make Zeltiq a success.

Very truly yours,

Nathan Every

Director

Zeltiq Aesthethics, Inc.

Accepted and Agreed:

/s/ Gordon Nye
Gordon Nye

Date: 4-29-10

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